                                                             Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Six Months Ended
                                                        June 30,
                                                   1996          1995
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $ 91,645      $195,089
  Interest expense                                247,251       255,075
  Implicit interest in rents                        6,249         6,304

Total earnings                                   $345,145      $456,468

Fixed charges:

  Interest expense                               $247,251      $255,075
  Implicit interest in rents                        6,249         6,304

Total fixed charges                              $253,500      $261,379


Ratio of earnings to fixed charges                   1.36          1.75